                                                                   EXHIBIT 4.16

                          FIFTEENTH AMENDMENT TO THE
                          SECOND AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                              WEEKS REALTY, L.P.


     This Fifteenth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P. (this "Amendment") is entered into as of November 12, 1998, by and between Weeks GP Holdings, Inc., a Georgia corporation (the "General Partner"), and Greene Street 1998 Exchange Fund, L.P., a Delaware limited partnership ("Greene Street Fund"). All capitalized terms used herein shall have the meanings given to them in the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P., dated October 30, 1996, as amended by the First Amendment to the Partnership Agreement dated November 1, 1996, the Second Amendment to the Partnership Agreement dated December 31, 1996, the Third Amendment to the Partnership Agreement dated January 31, 1997, the Fourth Amendment to the Partnership Agreement dated August 1, 1997, the Fifth Amendment to the Partnership Agreement dated October 7, 1997, the Sixth Amendment to the Partnership Agreement dated October 27, 1997, the Seventh Amendment to the Partnership Agreement dated December 30, 1997 and effective as of August 1, 1997, the Eighth Amendment to the Partnership Agreement dated January 9, 1998, the Ninth Amendment to the Partnership Agreement dated January 20, 1998, the Tenth Amendment to the Partnership Agreement dated April 3, 1998, the Eleventh Amendment to the Partnership Agreement dated May 26, 1998, the Twelfth Amendment to the Partnership Agreement dated June 3, 1998, the Thirteenth Amendment to the Partnership Agreement dated August 7, 1998, and the Fourteenth Amendment to the Partnership Agreement dated November 6, 1998 (the "Partnership Agreement").

     WHEREAS, pursuant to that certain Private Placement Purchase Agreement dated the date hereof by and among Greene Street Fund, Weeks and the Partnership (the "Purchase Agreement"), Greene Street Fund desires to contribute $65 million to the Partnership in exchange for partnership interests in the Partnership as set forth herein; and

     WHEREAS, as provided in Section 9.3 of the Partnership Agreement, the General Partner is authorized to cause the Partnership to issue additional interests in the Partnership in exchange for such contribution.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Contribution.
          ------------

     Greene Street Fund hereby contributes to the Partnership $65 million as a contribution to the capital of the Partnership.

     2.   Issuance of Series D Preferred Partnership Units; Rights.
          --------------------------------------------------------

     In consideration of the contribution to the Partnership pursuant to Section 1 hereof, the Partnership hereby issues to Greene Street Fund 2,600,000 Series D Preferred Partnership Units (as defined herein). Exhibit T to the Partnership
                                                  ---------
Agreement, attached hereto, is hereby inserted into the Partnership Agreement. Greene Street Fund hereby agrees that it shall not have any rights with respect to the "Rights" provided for in Section 11.1 and Exhibit B-1 to the Partnership Agreement.

     3.   Definitions.
          -----------

     In addition to those terms defined in the Partnership Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, inserted into the Partnership Agreement and applied to the terms used in the Partnership Agreement and in this Amendment:

          "Series D Preferred Partnership Unit" means a Partnership Unit issued
           -----------------------------------
     by the Partnership to Greene Street Fund in consideration of the contribution by Greene Street Fund to the Partnership of $25.00. The Series D Preferred Partnership Units shall constitute Preferred Partnership Units. The Series D Preferred Partnership Units shall have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are set forth in Exhibit T, attached hereto.
                  ---------

          "Series D Preferred Stock" means the 8.625% Series D Cumulative
           ------------------------
     Redeemable Preferred Stock, par value $0.01 per share, having a liquidation preference equal to $25.00 per share issued by Weeks.

     In addition, the definition of "Liquidation Preference Amount" appearing in
Article I of the Partnership Agreement is hereby deleted in its entirety and the following definition is inserted in its place:

          "Liquidation Preference Amount" shall have the meaning set forth in
           -----------------------------
     Exhibit F to the Partnership Agreement.
     ---------

     4.   Allocations and Other Tax and Accounting Matters.
          ------------------------------------------------

     Exhibit F to the Partnership Agreement is hereby deleted in its entirety
     ---------
and Exhibit F attached hereto is hereby inserted in its place.
    ---------

     5.   Admission.  Greene Street Fund is hereby admitted to the Partnership
          ---------
as a Limited Partner, effective as of the date hereof, and Greene Street Fund hereby agrees to be bound by the terms of the Partnership Agreement.

     6.   Exhibits to Partnership Agreement.
          ---------------------------------

     The General Partner shall maintain the information set forth in Exhibit A
                                                                     ---------
to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership affairs, and Exhibit A shall be deemed amended from time to time
                             ---------
to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit A. In addition to the issuance of Series D Preferred Partnership Units
---------
pursuant to this Amendment, such information shall reflect (and Exhibit A shall
                                                                ---------
be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to any Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

     7.   Miscellaneous.  This Amendment shall be governed by and construed in
          -------------
conformity with the laws of the State of Georgia. For the purposes of the notice provisions of the Partnership Agreement, the address of Greene Street Fund is as set forth on the signature page hereof. Except as expressly amended hereby, the Partnership Agreement shall remain in full force and effect. This Amendment and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties, and their legal representatives, heirs, successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                              GENERAL PARTNER:

                              WEEKS GP HOLDINGS, INC.,
                              a Georgia corporation


                              By:________________________
                                 Name:
                                 Title:


                              LIMITED PARTNER:

                              GREENE STREET 1998 EXCHANGE FUND. L.P.
                              a Delaware limited partnership

                              By: Goldman Sachs Management Partners, L.P., its


                                  By: Goldman Sachs Management, Inc., its
                                       General Partner

                                     By:______________________________
                                        Name:
                                        Title:

                                  Address: c/o Goldman, Sachs & Co.
                                           One New York Plaza
                                           New York, New York 10004
                                           Attn: Elizabeth Groves

                                   EXHIBIT F
                                   ---------


                              WEEKS REALTY, L.P.

                                  ALLOCATIONS

      Section 1.    Allocation of Net Income and Net Loss.
                    -------------------------------------

          (a)  Net Income.  After giving effect to the special allocations set
               ----------
     forth in Section 2 hereof, Net Income for any fiscal year or other applicable period shall be allocated in the following manner and order of priority:

          (1) To the General Partner until the cumulative allocations of Net Income under this Section 1(a)(1) equal the cumulative Net Losses allocated to the General Partner under Section 1(b)(5) hereof.

          (2)  To those Partners who have received allocations of Net Loss under
          Section 1(b)(4) hereof until the cumulative allocations of Net Income under this Section 1(a)(2) equal such cumulative allocations of Net Loss (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

          (3) To the Partners holding Preferred Partnership Units until the cumulative allocations of Net Income under this Section 1(a)(3) equal the cumulative allocations of Net Loss to such Partners under Section 1(b)(3) hereof (such allocation of Net Income being in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

          (4)  To those Partners who have received allocations of Net Loss under
          Section 1(b)(2) hereof until the cumulative allocations of Net Income under this Section 1(a)(4) equal such cumulative allocations of Net Loss (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

          (5) To the Partners until the cumulative allocations of Net Income under this Section 1(a)(5) equal the cumulative allocations of Net Loss to such Partners under Section 1(b)(1) hereof (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

          (6) To the holders of Series D Preferred Partnership Units until the cumulative allocations of Net Income under this Section 1(a)(6) equal the cumulative quarterly distributions that have accrued on such Units for the current and all prior fiscal years under Section 3(a) and 3(b) of Exhibit T (irrespective of whether such accrued
             ---------
          amounts have been paid to such holders or remain unpaid as of the time such allocation is being made).

          (7) Any remaining Net Income shall be allocated to the Partners who hold Common Partnership Units in proportion to their respective Percentage Interests as holders of Common Partnership Units.

          (b)  Net Losses.  After giving effect to the special allocations set
               -----------
     forth in Section 2 hereof, Net Losses shall be allocated to the Partners as follows:

          (1) To the Partners who hold Common Partnership Units in accordance with their respective Percentage Interests as holders of Common Partnership Units, except as otherwise provided in this Section 1(b).

          (2) To the extent that an allocation of Net Loss under Section 1(b)(1) would cause a Partner to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit of such Partner), such Net Loss shall instead be allocated to those Partners who hold Common Partnership Units, if any, for whom such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit. Solely for purposes of this Section 1(b)(2), the Adjusted Capital Account Deficit, in the case of those Partners who also hold Preferred Partnership Units, shall be determined without regard to the amount credited to such Partners' Capital Accounts for the aggregate Liquidation Preference Amount attributable to such Preferred Partnership Units, and in the case of a Principal or a Principal-Controlled Partnership, shall be determined without regard to such Partner's deficit Capital Account restoration obligation under Section 8.7(b) of the Partnership Agreement. The Net Loss allocated under this Section 1(b)(2) shall be allocated among the Partners who may receive such allocation in proportion to their respective Percentage Interests in Common Partnership Units.

          (3) Any remaining Net Loss shall be allocated to the holders of Preferred Partnership Units in accordance with their respective Percentage Interests as holders of Preferred Partnership Units to the extent that such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit of such Partners.

          (4) Any remaining Net Loss shall be allocated to the Principals and the Principal-Controlled Partnerships in accordance with their respective Percentage Interests in Common Partnership Units; provided
                                                                       --------
          that if, after the death of a Principal, the estate of such Principal
          ----
          or any Principal-Controlled Partnership with respect to such Principal elects pursuant to Section 8.7(c) of the Partnership Agreement to eliminate or reduce its deficit Capital Account restoration obligation under Section 8.7(b) of the Partnership Agreement, Net Losses shall not be allocated to such Partner to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or would increase any existing Adjusted

          Capital Account Deficit of such Partner) as of the end of such taxable year, and instead shall be allocated to those Principals and Principal-Controlled Partnerships as to whom the foregoing limitation does not apply.

          (5)  Any remaining Net Loss shall be allocated to the General Partner.

     (c)  Definition of Liquidation Preference Amount.  For purposes of this
          -------------------------------------------
Exhibit F, the term "Liquidation Preference Amount" means, with respect to any
---------
Preferred Partnership Unit, the amount payable with respect to such Preferred Partnership Unit (as established by the instrument designating such Preferred Partnership Units) upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, as the case may be, other than accrued and unpaid quarterly distributions in arrears.

Section 2.  Special Allocations.  Notwithstanding any provisions of paragraph 1
            -------------------
of this Exhibit F, the following special allocations shall be made in the
        ---------
following order:

     (a)  Minimum Gain Chargeback (Nonrecourse Liabilities).  If there is a net
          -------------------------------------------------
decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of certain conversions or refinancings of Partnership indebtedness, certain capital contributions, or certain revaluations of Property as further outlined in Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f). This paragraph (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (b)  Minimum Gain Attributable to Partner Nonrecourse Debt.  If there is a
          -----------------------------------------------------
net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Property as further outlined in Regulation Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(i)(4) and (j)(2). This paragraph (b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said sections of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (c)  Qualified Income Offset.  In the event any Partner unexpectedly
          -----------------------
receives any adjustments, allocations or distributions described in Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Partner has an Adjusted
                          -  -    -       -
Capital Account Deficit, items of Partnership income and
gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This paragraph (c) is intended to constitute a "qualified income offset" under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted
                                                   -
consistently therewith.

     (d)  Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or
          ----------------------
other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests in Common Partnership Units.

     (e)  Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any
          ------------------------------
fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulations Sections 1.704-2(b)(4) and (i)(1)).

     (f)  Curative Allocations.  The Regulatory Allocations (as hereinafter
          --------------------
defined) shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under Sections 1 and 2 of this Exhibit F shall be equal to the net amount that would have been
        ---------
allocated to each Partner if the Regulatory Allocations had not occurred. This paragraph (f) is intended to minimize, to the extent possible and to the extent necessary, any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, "Regulatory Allocations" shall mean all the allocations provided under this Section 2 other than paragraphs (f), (g), (h),
(i), (j) and (k).

     (g)  Priority Allocation With Respect To Preferred Partnership Units.  All
          ---------------------------------------------------------------
or a portion of the remaining items of Partnership gross income or gain for the Partnership fiscal year, if any, shall be specially allocated to the holders of the outstanding Series A Preferred Partnership Units and Series C Preferred Partnership Units (the "Preferred Unit Holders") in an amount equal to the excess, if any, of the cumulative distributions received by the Preferred Unit Holders pursuant to Section 6.2(i) of the Partnership Agreement, as amended, for the current Partnership fiscal year and all prior Partnership fiscal years (other than any distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Preferred Partnership Units) over the cumulative allocations of Partnership gross income and gain to the Preferred Unit Holders under this Section 2(g) for all prior Partnership fiscal years. Such allocations shall be made in proportion to relative excess amounts determined for each such holder. Solely for purposes of making the required allocation under this Section 2(g) in the fiscal year in which the Partnership is liquidated, the amount of any accrued but unpaid distributions in arrears in respect of the Preferred Partnership Units (determined in accordance with the relevant provisions of Exhibit R and Exhibit S to the Partnership Agreement)
                       ---------     ---------
shall be treated as having been distributed to the Preferred Unit Holders immediately prior to such liquidation under Section 6.2(i) hereof.

     (h)  Special Additional Priority Allocations With Respect to Series C
          ----------------------------------------------------------------
Preferred Partnership Units.  In addition to the priority allocations set forth
---------------------------
in paragraph (g), the following allocations shall be made only in the taxable years as specified in this Section 2(h), and shall be made prior to making the allocations in Section 2(g), and in the following priority:

          (A) Items of Partnership gross income or gain for the Partnership fiscal year shall be specially allocated to the holder of the outstanding Series C Preferred Partnership Units until the cumulative allocations under this Section 2(h)(A) equal the difference between the aggregate Liquidation Preference Amounts with respect to such Units and the amount contributed to the Partnership with respect to such Units.

          (B) If the Series C Preferred Partnership Units are redeemed pursuant to Section 5(a) or 5(b) or put pursuant to Section 6 of Exhibit S to this
                                                             ---------
     Partnership Agreement, additional items of Partnership gross income or gain for the Partnership fiscal year shall be specially allocated to the holder of the redeemed Series C Preferred Partnership Units until such holder's Capital Account balance equals (i) if the Series C Preferred Partnership Units are redeemed pursuant to Section 5(b) or put pursuant to Section 6, the Liquidation Preference Amount, plus the amount of any accrued but unpaid quarterly distributions (the "Target Balance"), and (ii) if the Series C Preferred Partnership Units are redeemed pursuant to Section 5(a), the sum of (X) the Target Balance, plus (Y) if the AEW Warrant has not been exercised on or before the Expiration Date of the AEW Warrant (as defined therein), the Target Balance with respect to the Series C Preferred Partnership Units redeemed, multiplied by the following applicable percentage based on the time of redemption of such Units:

     Redemption on or after November 6,             Percentage
     ----------------------------------             ----------
          2003                                           4%
          2004                                           3%
          2005                                           2%
          2006                                           1%
          2007                                           0%

          (C) If the Series C Preferred Partnership Units are redeemed pursuant to Section 5(c) of Exhibit S to this Partnership Agreement, additional
                        ---------
     items of Partnership gross income or gain for the Partnership fiscal year shall be specially allocated to the holder of the redeemed Series C Preferred Partnership Units until such holder's Capital Account balance equals the sum of (i) the Target Balance, plus (ii) the Target Balance with respect to the Series C Preferred Partnership Units redeemed, multiplied by the following applicable percentage based on the time of redemption of such
     Units:



     Redemption on or after November 6,             Percentage
     ----------------------------------             ----------
          1998                                          10%
          1999                                           9%
          2000                                           8%
          2001                                           7%

          2002                                           6%

          (D) The priority allocations provided by this paragraph (h) shall only be made with respect to: (i) any fiscal year, or portion thereof, in which a Redemption Date or Exchange Date falls (as defined in Exhibit S to
                                                                   ---------
     this Partnership Agreement); (ii) solely with respect to the allocation provided by paragraph (h)(A) above, the fiscal year in which the partnership interest of a holder of Series C Preferred Partnership Units is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (iii) any fiscal year immediately prior to any of the fiscal years referenced in clauses (i) and (ii) to the extent that the Exchange Date, the Redemption Date or liquidating distributions occur on or before the due date (not including extensions) for filing the Partnership's federal income tax return for such prior fiscal year.

     (i)  Special Additional Priority Allocation of Gross Income With Respect to
          ----------------------------------------------------------------------
Series D Preferred Partnership Units.  Prior to making the priority allocation
------------------------------------
in Section 2(g) hereof, in the event that the Series D Preferred Partnership Units are redeemed under Sections 5(a) or 6(f) of Exhibit T, the holder shall be
                                                  ---------
allocated items of Partnership gross income and gain for the Partnership fiscal year in which such redemption or exchange occurs until the holder's Capital Account balance equals the sum of the Liquidation Preference Amount of such Units plus the amount of any accrued but unpaid quarterly distributions with respect to such Units as of the date of such redemption or exchange.

     (j)  Priority Rule if More Than One Class of Preferred Partnership Units is
          ----------------------------------------------------------------------
Redeemed in a Fiscal Year.  In the event that units of more than one class of
-------------------------
Preferred Partnership Units are redeemed in a fiscal year, and there is insufficient Partnership gross income and gain for such fiscal year (or portion thereof) to make all of the required gross income allocations provided in Sections 2(h) and (i) hereof, then the available gross income and gain shall be allocated pari passu to the holders of each such class of Units in proportion to the amounts of gross income and gain they would otherwise have been allocated under such Sections.

     (k)  Allocation of Nonrecourse Liabilities.  The "excess nonrecourse
          -------------------------------------
liabilities" of the Partnership (as defined in Regulations Section 1.752-3(a)(3)) shall be allocated among the Partners in proportion to their respective interests in Common Partnership Units.



Section 3.    Tax Allocations.
              ----------------

     (a)  Generally.  Subject to paragraphs (b) and (c) hereof, items of income,
          ---------
gain, loss, deduction and credit to be allocated for income tax purposes (collectively, "Tax Items") shall be allocated among the Partners on the same basis as their respective book items.

     (b)  Sections 1245/1250 Recapture.  If any portion of gain from the sale of
          ----------------------------
property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

     (c)  Allocations Respecting Section 704(c) and Revaluations.
          ------------------------------------------------------
Notwithstanding paragraph (b) hereof, Tax Items with respect to Property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f)
                                                                           -
(collectively "Section 704(c) Tax Items") shall be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be. Specifically, the allocation of all Section 704(c) Tax Items shall be made in accordance with the "traditional method" set forth in Regulation Section 1.704-3(b)(1) and thus shall be subject to the ceiling rule stated in said section of the Regulations.

     (d)  Return of Capital Determination.  For purposes of computing the return
          -------------------------------
on the capital of the holder of Series C Preferred Partnership Units, the capital of a holder of the Series C Preferred Partnership Units attributable to each such Unit shall be treated as returned (x) when the Unit is redeemed by the Partnership or (y) to the extent that the Partnership has distributed with respect to such Unit an amount that exceeds the cumulative quarterly distributions accrued thereon, plus the difference between $25 and the amount contributed to the Partnership with respect to such Unit. Such return of capital determination is solely for the internal tax accounting purposes of the holders of the Series C Preferred Partnership Units and shall not in any way affect the distributions to the Partners under this Partnership Agreement or the allocations of Net Income, Net Loss and other items under this Exhibit F.
                                                               ---------

                                   EXHIBIT T
                                   ---------


                               WEEKS REALTY, L.P.

    DESIGNATION OF THE VOTING POWERS, DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS
                                OR RESTRICTIONS

     The following are the terms of the Series D Preferred Partnership Units established pursuant to this Amendment:

     8. NUMBER. The maximum number of authorized units of the Series D Preferred Partnership Units shall be 2,600,000.

     9. RELATIVE SENIORITY. In respect of rights to receive distributions (as provided in Section 3 below), the Series D Preferred Partnership Units shall rank (a) senior to any class or series of Partnership Units of the Partnership ranking, as to the payment of distributions, junior to the Series D Preferred Partnership Units (collectively, "Junior Partnership Units"), and (b) on a parity with any class or series of Partnership Units of the Partnership if the holders of such class or series of Partnership Units and the Series D Preferred Partnership Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Net Income, Net Losses and other items) in proportion to their respective amounts of accrued and unpaid distributions per unit or liquidation preferences, without preference or priority one over the other, whether or not the distribution rates, distribution payment dates, liquidation preferences or redemption prices per unit thereof are different from those of the Series D Preferred Partnership Units (collectively, "Parity Partnership Units"). The Series A Preferred Partnership Units, the Series C Preferred Partnership Units and the Series D Preferred Partnership Units are Parity Partnership Units with each other, and all Common Partnership Units shall rank junior to Preferred Partnership Units as to rights to receive distributions and rights upon liquidation, dissolution or winding up of the Partnership. Upon liquidation, dissolution or winding up of the Partnership, the holders of the Series A Preferred Partnership Units, Series C Preferred Partnership Units and Series D Preferred Partnership Units shall be entitled to such distributions as are provided in Section 8.2 of this Partnership Agreement, taking into account the required allocations of Net Income, Net Losses and other items to the Partners as provided in Exhibit F to this Partnership Agreement. Nothing
                        ---------
contained in Exhibit F or Exhibit T to this Partnership Agreement shall prohibit
             ---------    ---------
the Partnership from issuing additional Partnership Units which are Parity Partnership Units with the Series D Preferred Partnership Units.

     10.  QUARTERLY DISTRIBUTIONS.

          (a) The holder of the then outstanding Series D Preferred Partnership Units shall be entitled to receive, when, as and if declared by the General Partner out of funds legally available therefor, cumulative distributions at the rate of $2.15625 per unit per year, payable in equal amounts of $.5390625 per unit (plus the amount of any accrued but unpaid distributions from prior periods) quarterly in cash on the last day of each January, April, July and October or, if not a Business Day (as hereinafter defined), the next succeeding Business Day, except that if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Quarterly distributions shall begin to accrue and shall be fully cumulative from the first date on which the pertinent units of the Series D Preferred Partnership Units are issued and sold and shall first be payable on January 31, 1999 (each such payment date being hereafter called a "Quarterly Distribution Date" and each period ending on a Quarterly Distribution Date being hereinafter called a "Quarterly Distribution Period"). Quarterly distributions shall be payable to the holder of record as it appears in the records of the Partnership at the close of business on the applicable record date (the "Record Date"), which shall be the 15th day of the calendar month in which the applicable Quarterly Distribution Date falls on (or the preceding month if the Quarterly Distribution Date has been moved because the last day of January, April, July or October is not a Business Day) or such other date designated by the General Partner for the payment of quarterly distributions that is not more than 50 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any quarterly distribution payable for any Quarterly Distribution Period shorter than a full Quarterly Distribution Period shall be prorated and computed on the basis of the actual number of days in such period on the basis of a 360-day year of twelve 30-day months. Quarterly distributions paid on the Series D Preferred Partnership Units in an amount less than the total amount of such quarterly distributions at the time accrued and payable on such units shall be allocated pro rata on a per unit basis among all such units at the time outstanding.

               "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Atlanta, Georgia are authorized or required by law, regulation or executive order to close.

          (b) The amount of any quarterly distributions accrued on any Series D Preferred Partnership Units at any Quarterly Distribution Date shall be the amount of any unpaid quarterly distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared. The amount of quarterly distributions accrued on any Series D Preferred Partnership Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid quarterly distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the quarterly distribution rate of $.5390625 per unit for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on the actual number of days in such period on the basis of a 360-day year of twelve 30-day months.

          (c) Except as provided herein, the Series D Preferred Partnership Units will not be entitled to any quarterly distributions in excess of full cumulative quarterly distributions as described above and shall not be entitled to participate in the earnings or assets of the

     Partnership, and no interest, or sum of money in lieu of interest, shall be payable in respect of any quarterly distribution payment or payments on the Series D Preferred Partnership Units which may be in arrears, except as otherwise provided herein.

          (d) Any quarterly distribution payment made on the Series D Preferred Partnership Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.

          (e) No quarterly distributions on the Series D Preferred Partnership Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, quarterly distributions on the Series D Preferred Partnership Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such quarterly distributions and whether or not such quarterly distributions are authorized.

          (f) So long as any Series D Preferred Partnership Units remain outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Partnership Units for any period unless full cumulative quarterly distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Partnership Units for all Quarterly Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Partnership Units. When quarterly distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series D Preferred Partnership Units and all distributions declared upon any other class or series of Parity Partnership Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series D Preferred Partnership Units and accumulated and unpaid on such Parity Partnership Units.

          (g) So long as any Series D Preferred Partnership Units remain outstanding, no distributions (other than distributions paid solely in units of, or options, warrants or rights to subscribe for or purchase, Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made for purposes of any employee incentive or benefit plan of the Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case the full cumulative quarterly distributions on all outstanding Series D Preferred Partnership Units shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Quarterly Distribution Periods with respect to the Series D Preferred Partnership Units.

     11.  LIQUIDATION RIGHTS.

          (a) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holder of the Series D Preferred Partnership Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership available for distribution to its Partners, before any payment or distribution shall be made on any Junior Units, the amount of $25.00 per unit, plus accrued and unpaid quarterly distributions thereon; provided, however, that in no event shall such amount exceed such holder's Capital Account balance on the date of such distribution.

          (b) Neither a consolidation nor a merger of any other entity into or with the Partnership or Weeks, nor a statutory share exchange by Weeks shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes hereof. A sale, transfer or conveyance of all or substantially all of the property or business of the Partnership shall be deemed to be a dissolution, liquidation or winding up for the purposes hereof.

     12.  REDEMPTION.

          (a) OPTIONAL REDEMPTION. On and after November 12, 2003, the Partnership may, at its option, redeem at any time all, but not part, of the Series D Preferred Partnership Units at a price per unit equal to the Redemption Price. For purposes of this Section 5(a), the "Redemption Price" shall equal the portion of the Capital Account balance of the holder of such Units attributable to such Units, as determined after taking into account all contributions and distributions through and including the date fixed for redemption (the "Redemption Date"), as well as all allocations of Net Income, Net Losses and other items to such holder with respect to the portion of the fiscal year ending on the Redemption Date. The Redemption Price shall be paid to the holder of the Series D Preferred Partnership Units in cash.

          (b)  PROCEDURES OF REDEMPTION.

               (1) Notice of redemption will be mailed by the Partnership to the holder of the Series D Preferred Partnership Units to be redeemed not less than 30 days nor more than 60 days prior to the Redemption Date at the address set forth in the Partnership's records. Any notice mailed in the manner provided herein shall be conclusively presumed to have been given on the date mailed whether or not the holder received the notice. In addition to any information required by law, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; and (c) that distributions on the units to be redeemed will cease to accumulate on the Redemption Date.

               (2)  If notice has been mailed in accordance with subparagraph
          (1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Partnership, separate and apart from its other funds in trust for the benefit of the holder of the Series D Preferred Partnership Units so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions on the Series D Preferred Partnership Units so called for redemption shall cease to accumulate, and said units shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Partnership Units and all rights of the holder thereof as a partner of the Partnership (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the Series D Preferred Partnership Units so redeemed, such Series D Preferred Partnership Units shall be redeemed by the Partnership at the Redemption Price.

               (3) Any funds deposited with a bank or trust company for the purpose of redeeming Series D Preferred Partnership Units shall be irrevocably deposited except that:

                    (i) the Partnership shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any Series D Preferred Partnership Units redeemed shall have no claim to such interest or other earnings; and

                    (ii) any balance of monies so deposited by the Partnership and unclaimed by the holder of the Series D Preferred Partnership Units entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Partnership, and after any such repayment, the holder of the units entitled to the funds so repaid to the Partnership shall look only to the Partnership for payment without interest or other earnings.

               (4) Except as otherwise provided herein, unless full accumulated distributions on all Series D Preferred Partnership Units and any other class or series of Parity Partnership Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Quarterly Distribution Periods and the then current Quarterly Distribution Period, no Series D Preferred Partnership Units or Parity Partnership Units shall be redeemed or purchased or otherwise acquired directly or indirectly.

               (5) If the Redemption Date is after a Record Date and before the related Quarterly Distribution Date, the distribution payable on such Quarterly Distribution Date shall be paid on the Redemption Date to the holder in whose name the Series

          D Preferred Partnership Units to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Distribution Date.

     13.  EXCHANGE RIGHTS.

          (a) OPTIONAL EXCHANGE AFTER NOVEMBER 12, 2008. On and after November 12, 2008, the holder of the Series D Preferred Partnership Units shall have the right, at its option, to exchange (the "Exchange Right") at any time all, but not part, of the Series D Preferred Partnership Units at the rate (the "Share Exchange Rate") of one Series D Preferred Partnership Unit for one share of Series D Preferred Stock, subject to certain adjustments below.

          (b)  OPTIONAL EXCHANGE FOLLOWING CERTAIN EVENTS.   At any time (i)
     after full distributions have not have been timely made on the Series D Preferred Partnership Units with respect to six prior Quarterly Distribution Periods, whether or not consecutive (provided that a distribution in respect of the Series D Preferred Partnership Units shall be considered timely made if made within two Business Days after the applicable Quarterly Distribution Date if at the time of such late payment there shall not be any prior Quarterly Distribution Periods in respect of which full distributions were not timely made), (ii) upon receipt by the holder of the Series D Preferred Partnership Units of (A) notice from the General Partner that the General Partner has taken the position that the Partnership is, or upon the consummation of an identified event in the immediate future will be, a "Publicly Traded Partnership" within the meaning of Section 7704 of the Code (a "PTP"), and (B) an opinion rendered by independent legal counsel familiar with such matters addressed to the holder of the Series D Preferred Partnership Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP, or (iii) prior to November 12, 2008, if the Partnership shall effect or consummate a consolidation with or a merger of the Partnership with or into another entity, and the surviving entity is not taxed as a partnership for federal income tax purposes, the holder of the Series D Preferred Partnership Units shall have the right, at its option, to exercise its Exchange Right at any time for all, but not part, of the Series D Preferred Partnership Units at the Share Exchange Rate, subject to certain adjustments below.

          (c) OPTIONAL EXCHANGE AFTER NOVEMBER 12, 2001 AND PRIOR TO NOVEMBER 12, 2008. If on and after November 12, 2001 and prior to November 12, 2008, the holder of the Series D Preferred Partnership Units shall deliver to the General Partner either (A) a private ruling letter addressed to the holder of the Series D Preferred Partnership Units or (B) an opinion of independent legal counsel based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that the ability to exchange the Series D Preferred Partnership Units would not cause the Series D Preferred Partnership Units to be considered "stocks and securities" within the meaning of Section 351(e) of the Code for purposes of determining whether the holder of the Series D Preferred Partnership Units is an "investment company" under
     Section 721(b) of
     the Code if an exchange is permitted at such earlier date, the holder of the Series D Preferred Partnership Units shall have the right, at its option exercisable at any time after such private letter ruling or legal opinion has been delivered, to exercise its Exchange Right for all, but not part, of the Series D Preferred Partnership Units at the Share Exchange Rate, subject to certain adjustments below.

          (d) OPTIONAL EXCHANGE FOLLOWING OWNERSHIP OF EXCESS PARTNERSHIP INTEREST. If the holder of the Series D Preferred Partnership Units determines, in the reasonable judgment of such holder, that based on results or projected results there exists an imminent and substantial risk that such holder's interest in the Partnership represents or will represent more than 19.5% of the total profits or capital interests in the Partnership for a taxable year, determined in accordance with Treasury Regulations Section 1.731-2(e)(4) (the "19.5% Limit"), the holder of the Series D Preferred Partnership Units shall have the right, at its option, to exercise its Exchange Right for such number of the Series D Preferred Partnership Units which are in excess of the 19.5% Limit, at the Share Exchange Rate, subject to certain adjustments below.

          (e)  PROCEDURES OF EXCHANGE RIGHT.

               (1) The Exchange Right shall terminate at the close of business on (i) the Redemption Date set pursuant to Section 5 hereof, or (ii) if the Partnership shall so elect and state in the notice of redemption, the date on which the Partnership irrevocably deposits with a designated bank or trust company money sufficient to pay, on the Redemption Date, the Redemption Price (as defined in Section 6(f) below) unless the Partnership shall default in making payment of the amount payable upon such redemption.

               (2) In order to exercise the Exchange Right, the holder of the Series D Preferred Partnership Units shall mail notice of the exercise of such right to the Partnership not less than 30 days nor more than 60 days prior to the Exchange Date and shall surrender to the Partnership the units to be exchanged on the Exchange Date. If the Exchange Date is after a Record Date and before the related Quarterly Distribution Date, the distribution payable on such Quarterly Distribution Date shall be paid on the Exchange Date to the holder in whose name the Series D Preferred Partnership Units to be exchanged are registered at the close of business on such Record Date notwithstanding the exchange thereof between such Record Date and the related Quarterly Distribution Date.

               (3) The Share Exchange Rate shall be adjusted from time to time as follows:

                    (i) In case Weeks shall (A) pay an extraordinary dividend or make an extraordinary distribution on its Series D Preferred Stock in shares of its Series D Preferred Stock, (B) subdivide or split its outstanding Series D Preferred Stock into a greater number of shares, (C) combine its outstanding Series D Preferred Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Series D Preferred Stock, the Share Exchange Rate in effect immediately prior thereto shall be adjusted so that the holder of any Series D Preferred Partnership Units thereafter surrendered for exchange shall be entitled to receive the number of shares of Series D Preferred Stock which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such units been surrendered for exchange immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective immediately after the close of business on the record date for determination of shareholders entitled to receive such extraordinary dividend or extraordinary distribution in the case of an extraordinary dividend or extraordinary distribution (except as provided in subparagraph (6) below) and shall become effective immediately after the close of business on the effective date in the case of a subdivision, split, combination or reclassification.

                    (ii) No adjustment in the Share Exchange Rate shall be
               required unless such adjustment would require an increase or decrease of at least 1%; provided, however, that any adjustments
                                        --------  -------
               which by reason of this subparagraph (ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph
               (3) shall be made to the nearest 1/100th of a share (with .005 of a share being rounded upward).

               (4) In any case in which subparagraph (3) above provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for exchange occurs after such record date but before the occurrence of such event, the Partnership may defer until the actual occurrence of such event (i) issuing to the holder of the Series D Preferred Partnership Units surrendered for exchange the additional shares of Series D Preferred Stock issuable upon such exchange by reason of the adjustment required by such event over and above the Series D Preferred Stock issuable upon such exchange before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to
          Section 12.

               (5) There shall be no adjustment of the Share Exchange Rate in case of the issuance of any stock of Weeks in a reorganization, acquisition, stock sale or other similar transaction except as specifically set forth in Section 11. If any action or transaction would require adjustment of the Share Exchange Rate pursuant to more than one provision, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

               (6) Subject to the provisions of Section 12(a), Weeks shall not take any action which results in adjustment of the number of shares of Series D Preferred Stock issuable upon exchange of Series D Preferred Partnership Units if the total number of shares of Series D Preferred Stock issuable after such action upon exchange of the Series D Preferred Partnership Units then outstanding, together with the total number of shares of Series D Preferred Stock then outstanding, would exceed the total number of shares of Series D Preferred Stock then authorized under the Articles of Incorporation. Subject to the foregoing, Weeks shall take all such actions as it may deem reasonable under the circumstances to provide for the issuance of such number of shares of Series D Preferred Stock as would be necessary to allow for the exchange from time to time, and taking into account adjustments as herein provided, of the outstanding Series D Preferred Partnership Units in accordance with the terms and provisions of the Articles of Incorporation.

          (f) REDEMPTION RIGHT OF PARTNERSHIP. Notwithstanding anything to the contrary contained in Sections 6(a), (b), (c) or (d), the Partnership may, at its option, after receipt of notice from the holder of the Series D Preferred Partnership Units that it has exercised its Exchange Right, redeem all, but not part (or, in the case of Section 6(d), such number of Units that are in excess of the 19.5% Limit), of the Series D Preferred Partnership Units at a price per unit equal to the Redemption Price. In such event, the Redemption Price shall be paid to the holder of the Series D Preferred Partnership Units in cash on the Exchange Date. For purposes of this Section 6(f), the "Redemption Price" shall equal the portion of the Capital Account balance of the holder of such Units attributable to such Units, as determined after taking into account all contributions and distributions through and including the date fixed for redemption, as well as all allocations of Net Income, Net Losses and other items to such holder with respect to the portion of the fiscal year ending on the date of such redemption.

     14. VOTING RIGHTS. Except as required by law, the holder of the Series D Preferred Partnership Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners; provided, however that so long as the Series D Preferred Partnership Units remain outstanding, the Partnership will not, without the affirmative vote or consent of the holder of the Series D Preferred Partnership Units, (i) authorize or create a class or series of Partnership Units ranking prior to the Series D Preferred Partnership Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up (taking into account the effects of allocations of Net Income, Net Losses and other items), (ii) amend, alter or repeal the provisions of the Partnership Agreement so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Partnership Units (provided that the amendment of the provisions of the Partnership Agreement so as to authorize or create or to increase the authorized amount of any class of Units that are not senior in any respect to the Series D Preferred Partnership Units, or any Parity Partnership Units, shall not be deemed to adversely affect the rights, preferences, privileges or voting power of the Series D Preferred

Partnership Units); or (iii) except for a consolidation or merger set forth in
Section 6(b)(iii) hereof, effect or consummate a consolidation with or a merger of the Partnership with or into another entity, unless each Series D Preferred Partnership Unit (x) shall remain outstanding without a material and adverse change to its terms and rights or (y) shall be converted into or exchanged for preferred units of the surviving entity having preferences, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series D Preferred Partnership Unit (except for changes that do not materially and adversely affect the holder of Series D Preferred Partnership Units). The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Partnership Units shall have been redeemed or called for redemption pursuant to Section 5 hereof and sufficient funds shall have been deposited in trust to effect such redemption.

     15.  CONVERSION.   Except as otherwise set forth herein, the Series D
Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Partnership.

     16. NO MATURITY. The Series D Preferred Partnership Units shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     17. RESTRICTIONS ON TRANSFER. The Series D Preferred Partnership Units may only be transferred in whole and not in part. The Series D Preferred Partnership Units are subject to the transfer restrictions set forth in Article IX of the Partnership Agreement; provided, however, that if the holder of the Series D Preferred Partnership Units determines, in the reasonable judgment of such holder, that based on results or projected results, there exists an imminent and substantial risk that such holder's interest in the Partnership represents or will represent more than the 19.5% Limit, then such holder shall be permitted to transfer its Series D Preferred Partnership Units without the prior consent of the General Partner. For this purpose, no Restricted Period shall apply with respect to the Series D Preferred Partnership Units, and the "Rights" applicable shall be the Exchange Right and the other provisions of
Section 6 hereof.

     18. PROVISIONS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS. In case of any consolidation of Weeks with, or merger of Weeks into, any other Person, any merger or consolidation of another Person into Weeks (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Series D Preferred Stock), any acquisition of the outstanding Common Stock by share exchange, or any sale or transfer of all or substantially all of the assets of Weeks, the Person formed by such consolidation or resulting from such merger or that acquires the outstanding Common Stock or such assets of Weeks as the case may be, shall execute and deliver to the holder of Series D Preferred Partnership Units an agreement providing that such holder shall have the rights provided herein, during the period such rights shall be exercisable (which shall be at least as long as the period for which such rights can be exercised pursuant to the terms hereof), to exercise such rights for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, sale or transfer by a holder of the number of shares of Series D Preferred Stock for which such rights might have been exercised immediately prior to such consolidation, merger, share exchange, sale or transfer, assuming both that (a) such holder is not a Person with which Weeks consolidated or into which Weeks merged or that merged into Weeks, or that acquired the outstanding Common Stock by share exchange, or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person, and that (b) such holder does not exercise his right of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, share exchange, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, sale or transfer is not the same for each share of capital stock in respect of which such right of election, if any, is not exercised ("non-electing Share"), then for the purpose of this Section 11, the kind and amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, sale or transfer by each non-electing Share shall be deemed to be the kind and amount so receivable per non-electing Share by a plurality of the non-electing Shares). Such agreement shall provide for adjustments that, for events subsequent to the effective date of such agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

     19.  GENERAL.

          (a) All shares of Series D Preferred Stock delivered upon exchange of the Series D Preferred Partnership Units will upon delivery be duly and validly issued and fully paid and nonassessable. Weeks covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Series D Preferred Stock for the purpose of effecting the exchange of the Series D Preferred Partnership Units, the full number of shares of Series D Preferred Stock deliverable upon the exchange of all outstanding shares of Series D Preferred Partnership Units.

          (b) In connection with the exchange of any Series D Preferred Partnership Units, fractions of such units may be converted; however, no fractional shares or scrip representing fractions of shares of Series D Preferred Stock shall be issued upon exchange of the Series D Preferred Partnership Units. Instead of any fractional interest in a share of Series D Preferred Stock which would otherwise be deliverable upon the exchange or redemption of a share of Series D Preferred Partnership Units (or fraction thereof), the Partnership shall pay to the holder of such unit an amount in cash (computed to the nearest cent) equal to $25.00 multiplied by the fraction of a share of Series D Preferred Stock represented by such fractional interest

          (c) Neither the General Partner nor the Partnership shall have any obligation or authority to exchange any Series D Preferred Partnership Units to the extent that issuance of shares of Series D Preferred Stock would result (i) in the violation of the General Ownership Limit (as such term is defined in the Articles of Incorporation), (ii) would cause Weeks to fail the stock ownership test of Section 856(a)(6) of the Code, or (iii) would otherwise cause Weeks to fail to qualify as a REIT; provided that in any such case, the General Partner or the Partnership shall purchase for cash those Series D Preferred Partnership Units which may not be exchanged with shares of Series D Preferred Stock.

     Each holder shall provide to the General Partner such information as the General Partner may request regarding such holder's actual and constructive ownership of Common Stock and Preferred Stock (and of individuals, and entities related to such holder) in order for the General Partner to determine, in its sole discretion, whether an exchange of the Series D Preferred Partnership Units for shares of Series D Preferred Stock would result in a violation of such restrictions.

          (d) To the extent the Partnership issues shares of Series D Preferred Stock, it shall obtain the necessary shares of Series D Preferred Stock in exchange for the issuance of additional Partnership Interests to the General Partner, Weeks LP Holdings, or any combination thereof, as determined by the General Partner in its sole discretion, and the General Partner and/or Weeks LP Holdings may obtain the necessary shares of Series D Preferred Stock from Weeks.

          (e) Notwithstanding anything herein to the contrary, the General Partner, Weeks LP Holdings or any combination thereof (an "Assumer" or, collectively, the "Assumers") may, in the sole and absolute discretion of the General Partner, assume directly and satisfy the exercise of a redemption or exchange right by paying the holder of Series D Preferred Partnership Units the Redemption Price or Exchange Price, as applicable.
     In such event, the Assumers shall acquire the Series D Preferred Partnership Units and shall be treated for all purposes as the owner of such Series D Preferred Partnership Units, which shall be held by the Assumers in their respective existing capacities as General Partner or Limited Partner, as the case may be. In the event the General Partner shall exercise the Assumers' right to satisfy a redemption or exchange right in the manner described in this paragraph, the Partnership shall have no obligation to pay any amount to such holder with respect to such holder's exercise of such right; provided, however, that the Partnership shall remain liable to the holder to the extent that any such holder's right is not fully satisfied; and each of the holder, the Partnership, and the Assumers shall treat the transaction between the Assumers and the holder as a sale of the holder's Series D Preferred Partnership Units to the Assumers for federal income tax purposes. To the extent the Assumers issue shares of Series D Preferred Stock, they may obtain the necessary shares of Series D Preferred Stock from Weeks. Each holder agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Series D Preferred Stock.

          (f) Redemption or exchange of Series D Preferred Partnership Units shall be accompanied by proper instruments of transfer and assignment for such Series D Preferred Partnership Units and by the delivery of (i) representations and warranties of (A) such holder with respect to its due authority to transfer all of the right, title and interest in and to such Series D Preferred Partnership Units and with respect to the status of the Series D Preferred Partnership Units being transferred, free and clear of all Liens, and (B) the Partnership or the Assumers, as applicable, with respect to due authority for the redemption or exchange of such Series D Preferred Partnership Units, and (ii) to the extent that shares of Series D Preferred Stock are issued, (A) an opinion of counsel for Weeks, reasonably satisfactory to the holder, to the effect that such shares of Series D Preferred Stock have been duly authorized, are validly issued, fully-paid and nonassessable, and (b) a stock certificate or certificates evidencing the Series D Preferred Stock to be issued and registered in the name of the holder or its designee.

          (g) The holder of Series D Preferred Partnership Units covenants and agrees that all such Partnership Units redeemed or exchanged shall be delivered free and clear of all Liens. Should any Liens exist or arise with respect to such Series D Preferred Partnership Units, neither the Assumers nor the Partnership shall be under any obligation to redeem or acquire the same unless, in connection therewith, the General Partner has elected to pay a portion of the Redemption Price or the Exchange Price, as applicable, in the form of cash in circumstances in which such cash will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of the cash. The Partnership and the Assumers are expressly authorized to apply such portion of the cash as may be necessary to discharge such Lien in full. The holder further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Series D Preferred Partnership Units to the Partnership or the Assumers, such holder shall assume and pay such transfer tax.

          (h) The certificates representing the Series D Preferred Stock issued upon exchange of the Series D Preferred Partnership Units shall contain the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT
          (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ANY APPLICABLE STATE LAW, OR (B) IF WEEKS HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO WEEKS, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND ANY APPLICABLE STATE LAW.

          (i) The rights of the holder of the Series D Preferred Partnership Units, in its capacity as a holder of the Series D Preferred Partnership Units, are in addition to and not in limitation on any other rights or authority of the holder of the Series D Preferred Partnership Units, in any other capacity, under the Partnership Agreement. In addition, nothing contained herein shall be deemed to limit or otherwise restrict any rights or authority of the holder of the Series D Preferred Partnership Units under the Partnership Agreement, other than in its capacity as a holder of the Series D Preferred Partnership Units.